SCHEDULE 13D

CONFORMED COPY








                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (AMENDMENT NO. 2 )
                            _______________________

                           RESURGENCE PROPERTIES INC.
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (Title of Class of Securities)

                                   76126R109
                                (CUSIP Number)
                            _______________________

                               STEPHEN M. DOWICZ
                               885 THIRD AVENUE
                              NEW YORK, NY  10022
                           TEL. NO.:  (212) 371-3047
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)
                            _______________________

                               NOVEMBER 7, 1996
                     (Date of Event which Requires Filing
                              of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].



                                  Page 1 of 28 Pages

CUSIP NO.  76126R109                                  Page 2 of 28 Pages




1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Partners

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[X]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             WC
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  375,700
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        --
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        375,700
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        --
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             375,700

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES [ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.75%
14           TYPE OF REPORTING PERSON

             PN

                             SCHEDULE 13D


CUSIP NO.  76126R109                                         Page 3 of 28 Pages



1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Institutional Partners, L.P.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (A)[x]
                                                              (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             WC
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  291,600
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        --
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        291,600
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        --
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             291,600
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES [ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.92%
14           TYPE OF REPORTING PERSON

             PN

                                SCHEDULE 13D


CUSIP NO.  76126R109                                        Page 4 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Ltd.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             WC
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  61,500
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        --
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        61,500
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        --
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             61,500
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .62%
14           TYPE OF REPORTING PERSON

             CO

                               SCHEDULE 13D


CUSIP NO.  76126R109                                       Page 5 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Endowment Partners

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             WC
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
             7                   SOLE VOTING
NUMBER OF                        POWER
SHARES
BENEFICIALLY                            285,500
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        --
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        285,500
            10                  SHARED DISPOSITIVE
                                POWER

                                         --
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             285,500
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.85%
14           TYPE OF REPORTING PERSON

             PN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     Page 6 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MHD Management Co.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             AF
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  661,200
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        --
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        661,200
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        --
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             661,200
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.6%
14           TYPE OF REPORTING PERSON

             PN

                                 SCHEDULE 13D

CUSIP NO.  76126R109                                      Page 7 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             M.H. Davidson & Co.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             WC
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  20,900
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        --
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        20,900
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        --
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             20,900
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .21%
14           TYPE OF REPORTING PERSON

             PN

                               SCHEDULE 13D


CUSIP NO.  76126R109                                       Page 8 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Advisers Inc.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             AF
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  291,600
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        --
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        291,600
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        --
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             291,600
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.92%
14           TYPE OF REPORTING PERSON

             CO

                                SCHEDULE 13D


CUSIP NO.  76126R109                                       Page 9 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Marvin H. Davidson

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             AF
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  --
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        1,037,000
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        --
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        1,037,000
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,037,000
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[x]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             10.4%
14           TYPE OF REPORTING PERSON

             IN

                                SCHEDULE 13D


CUSIP NO.  76126R109                                      Page 10 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner, Jr.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             AF, PF
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States

             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  2,300
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        1,037,000
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        2,300
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        1,037,000
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,039,300
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[x]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             10.4%
14           TYPE OF REPORTING PERSON

             IN

                                SCHEDULE 13D


CUSIP NO.  76126R109                                      Page 11 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Stephen M. Dowicz

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             AF
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States

             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  --
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        1,037,000
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        --
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        1,037,000
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,037,000
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             10.4%
14           TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     Page 12 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Scott E. Davidson

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             AF
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  --
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        1,037,000
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        --
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        1,037,000
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,037,000
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             10.4%
14           TYPE OF REPORTING PERSON

             IN

                                SCHEDULE 13D


CUSIP NO.  76126R109                                      Page 13 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Michael J. Leffell

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             AF
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  --
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        1,037,000
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        --
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        1,037,000
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,037,000
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             10.4%
14           TYPE OF REPORTING PERSON

             IN

                               SCHEDULE 13D


CUSIP NO.  76126R109                                      Page 14 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Advisors, L.L.C.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             AF
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  61,500
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        --
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        61,500
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        --
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             61,500
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .62%
14           TYPE OF REPORTING PERSON

             OO

                                   SCHEDULE 13D


CUSIP NO.  76126R109                                     Page 15 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner Foundation Inc.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(A)[x]
                                                             (B)[ ]

3            SEC USE ONLY

4            SOURCE OF FUNDS

             WC
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                  900
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                        --
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                        900
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                        --
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             900
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .009%
14           TYPE OF REPORTING PERSON

                                 SCHEDULE 13D


CUSIP NO.  76126R109                                     Page 16 of 28 Pages


1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Masters Fund, L.P.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(a)[x]
                                                             (b)[ ]
3            SEC USE ONLY

4            SOURCE OF FUNDS

             WC
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)[ ]

6            CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
             7                   SOLE VOTING
                                 POWER
NUMBER OF
SHARES                                1,800
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
             8                   SHARED VOTING
                                 POWER

                                      --
             9                   SOLE
                                 DISPOSITIVE
                                 POWER

                                      1,800
             10                  SHARED
                                 DISPOSITIVE
                                 POWER

                                      --
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,800
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES[ ]

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .018%
14           TYPE OF REPORTING PERSON

             PN

                                 SCHEDULE 13D

CUSIP NO.  76126R109                                      Page 17 of 28 pages


                        AMENDMENT NO. 2 TO SCHEDULE 13D


          This is Amendment No.2 ("Amendment No.2") to the original statement on Schedule 13D filed by the Davidson Kempner group, dated April 6, 1995 as amended by Amendment No. 1 hereto dated January 19, 1996. This Amendment No.2 reflects recent acquisitions of Common Stock par value $.01 per share (the "Common Stock") of Resurgence Properties Inc. (the "Company") and adds Masters Fund, L.P., a New York limited partnership, as a "Reporting Party."


ITEM 2.   IDENTITY AND BACKGROUND.

          Item 2 is amended to add the following:

          Masters Fund, L.P. ("Masters Fund"), a New York limited partnership, whose address is 885 Third Avenue, New York, New York 10022, and which is engaged in buying and selling securities for investment purposes.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          Item 3 is amended to add the following:

          Working capital of DKP, DKIP, MHD, DKAI, M.H. Davidson & Co., DKIL, DKIA, Masters Fund and Thomas L. Kempner Foundation Inc.


ITEM 4.   PURPOSE OF THE TRANSACTION.

          Item 4 is amended to add the following:

          DKP, DKIP, MHD, DKAI, M.H. Davidson & Co., DKIL, Masters Fund, DKIA and Thomas L. Kempner Foundation Inc. have acquired the shares of Common Stock for investment purposes.

          DKP, DKIP, MHD, DKAI, M.H. Davidson & Co., DKIL, Masters Fund, DKIA and Thomas L. Kempner Foundation Inc. have no intention, plan or proposal with respect to:

          (a) The acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

          (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

                                 SCHEDULE 13D

CUSIP NO.  76126R109                                      Page 18 of 28 pages



          (c) A sale or transfer of a material amount of assets of the issuer or any of its subsidiaries;

          (d) Any change in the present Board of Directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

          (e) Any material change in the present capitalization or dividend policy of the issuer;

          (f) Any other material change in the issuer's business or corporate structure, including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940;

          (g) Changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

          (h) Causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

          (i) A class of equity securities of the issuer becoming eligible for termination of registration pursuant to
               Section 12(g)(4) of the Securities Exchange Act of 1934;
               or

          (j)  Any action similar to any of those enumerated above.

          Each of the Reporting Parties, however, may, at any time and from time to time, and reserves the right to, acquire additional securities of the Company, dispose of any such securities of the Company or formulate other plans or proposals regarding the Company or its securities, to the extent deemed advisable by such Reporting Party in light of its general investment policies, market conditions or other factors.

                                 SCHEDULE 13D

CUSIP NO.  76126R109                                     Page 19 of 28 pages


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.


          Item 5 is amended as follows:

          The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the Issuer's Form 10-Q for the quarterly period ended June 30, 1996, which disclosed that 10,000,000 shares of Common Stock were outstanding at the close of business on August 1, 1996.

          As of the close of business on November 7, 1996:


NAME OF REPORTING PARTY:

     DKP

     (a)  Aggregate Number of Securities Owned      375,700

          Percentage                                  3.75%

     (b)  1.   Sole power to vote or to direct
               the vote                             375,700

          2.   Shared power to vote or to direct
               the vote                                 --

          3.   Sole power to dispose or to direct
               the disposition                      375,700

          4.   Shared power to dispose of or to
               direct the disposition                  --

     (c)  Information concerning transactions in
          the Common Stock effected by DKP is set
          forth in Appendix I.

     DKIP

     (a)  Aggregate Number of Securities Owned      291,600

          Percentage                                  2.92%

     (b)  1.   Sole power to vote or to direct
               the vote                             291,600

          2.   Shared power to vote or to direct
               the vote                                 --

          3.   Sole power to dispose or to direct
               the disposition                      291,600

                                 SCHEDULE 13D

CUSIP NO.  76126R109                                      Page 20 of 28 pages



          4.   Shared power to dispose of or to
               direct the disposition                   --

     (c)  Information concerning transactions
          in the Common Stock effected by DKIP is
          set forth in Appendix I.

     MHD MANAGEMENT CO.

     (a)  Aggregate Number of Securities Owned      661,200

     (b)  Percentage                                   6.6%

          1.   Sole power to vote or to direct
               the vote                             661,200

          2.   Shared power to vote or to direct
               the vote                                 --

          3.   Sole power to dispose or to direct
               the disposition                      661,200

          4.   Shared power to direct the
               disposition                              --

     M.H. DAVIDSON & CO.

     (a)  Aggregate Number of Securities Owned       20,900

     (b)  Percentage                                  .21%

          1.   Sole power to vote or to direct
               the vote                              20,900

          2.   Shared power to vote or to direct
               the vote                                 --

          3.   Sole power to dispose or to direct
               the disposition                       20,900

          4.   Shared power to direct the
               disposition                              --

     (c)  Information concerning transactions
          in the Common Stock effected by M.H. Davidson
          & Co. is set forth in Appendix I.

     DAVIDSON KEMPNER ADVISERS INC.

     (a)  Aggregate Number of Securities Owned      291,600

                                 SCHEDULE 13D

CUSIP NO.  76126R109                                     Page 21 of 28 pages


     (b)  Percentage                                  2.92%

          1.   Sole Power to vote or to direct
               the vote                             291,600

          2.   Shared Power to vote or to direct
               the vote                                 --

          3.   Sole power to dispose or to direct
               the dispositions                     291,600

          4.   Shared power to direct the              disposition      -
               -

     DAVIDSON KEMPNER ENDOWMENT PARTNERS

     (a)  Aggregate Number of Securities Owned      285,500

     (b)  Percentage                                  2.85%

          1.   Sole Power to vote or to direct
               the vote                             285,500

          2.   Shared Power to vote or to direct
               the vote                                 --

          3.   Sole power to dispose or to direct
               the dispositions                     285,500

          4.   Shared power to direct the              disposition      -
               -

     (c) Information concerning transactions in the Common Stock effected by DKEP is set forth in Appendix I.

     MARVIN H. DAVIDSON

     (a)  Aggregate Number of Securities Owned    1,037,000

     (b)  Percentage                                  10.4%

          1.   Sole Power to vote or to direct
               the vote                                 --

          2.   Shared Power to vote or to direct
               the vote                           1,037,000

          3.   Sole power to dispose or to direct
               the dispositions                          --

          4.   Shared power to direct the              disposition
               1,037,000

                                  SCHEDULE 13D

CUSIP NO.  76126R109                                    Page 22 of 28 pages


THOMAS L. KEMPNER, JR.

     (a)  Aggregate Number of Securities Owned     1,039,300  {1}

     (a)  Percentage                                   10.4%

          1.   Sole Power to vote or to direct
               the vote                               2,300

          2.   Shared Power to vote or to direct
               the vote                           1,037,000

          3.   Sole power to dispose or to direct
               the disposition                        2,300

          4.   Shared power to direct the
               disposition                        1,037,000

     STEPHEN M. DOWICZ

     (a)  Aggregate Number of Securities Owned    1,037,000

     (b)  Percentage                                   10.4%

          1.   Sole Power to vote or to direct
               the vote                                  --

          2.   Shared Power to vote or to direct
               the vote                           1,037,000

          3.   Sole power to dispose or to direct
               the disposition                           --

          4.   Shared power to direct the
               disposition                        1,037,000

     SCOTT E. DAVIDSON

     (a)  Aggregate Number of Securities Owned    1,037,000

     (b)  Percentage                                   10.4%

          1.   Sole Power to vote or to direct
               the vote                                 --

          2.   Shared Power to vote or to direct
               the vote                           1,037,000

{1}This amount includes 900 shares held of record by the Kempner
Foundation, of which Mr. Kempner is the President. Mr. Kempner disclaims beneficial ownership of all such shares.

                                 SCHEDULE 13D

CUSIP NO.  76126R109                                     Page 23 of 28 pages



          3.   Sole power to dispose or to direct
               the disposition                           --

          4.   Shared power to direct the
               disposition                         1,037,000

     MICHAEL J. LEFFELL

     (a)  Aggregate Number of Securities Owned     1,037,000

     (b)  Percentage                                   10.4%

          1.   Sole Power to vote or to direct
               the vote                                  --

          2.   Shared Power to vote or to direct
               the vote                            1,037,000

          3.   Sole power to dispose or to direct
               the disposition                          --

          4.   Shared power to direct the
               disposition                         1,037,000

     DKIL

     (a)  Aggregate Number of Securities Owned        61,500

     (b)  Percentage                                    .62%

          1.   Sole Power to vote or to direct
               the vote                               61,500

          2.   Shared Power to vote or to direct
               the vote                                 --

          3.   Sole power to dispose or to direct
               the disposition                        61,500

          4.   Shared power to direct the disposition    --

     (c) Information concerning transactions in the Common Stock effected by DKIL is set forth in Appendix I.


     DKIA

     (a)  Aggregate Number of Securities Owned        61,500

     (b)  Percentage                                    .62%

          1.   Sole Power to vote or to direct
               the vote                               61,500

                                 SCHEDULE 13D

CUSIP NO.  76126R109                                      Page 24 of 28 pages




          2.   Shared Power to vote or to direct
               the vote                                 --

          3.   Sole power to dispose or to direct
               the disposition                         61,500

          4.   Shared power to direct the disposition    --


     THOMAS L. KEMPNER FOUNDATION INC.

     (a)  Aggregate Number of Securities Owned           900

     (b)  Percentage                                   .009%

          1.   Sole Power to vote or to direct
               the vote                                  900

          2.   Shared Power to vote or to direct
               the vote                                  --

          3.   Sole power to dispose or to direct
               the disposition                           900


          4.   Shared power to direct the disposition     --


MASTERS FUND

     (a)  Aggregate Number of Securities Owned           960

     (b)  Percentage                                    .04%

          1.   Sole Power to vote or to direct
               the vote                                  960

          2.   Shared Power to vote or to direct
               the vote                                 --

          3.   Sole power to dispose or to direct
               the disposition                           960

          4.   Shared power to direct the disposition    --

     (c) Information concerning transactions in the Common Stock effected by Masters Fund is set forth in Appendix I.

                                      SCHEDULE 13D

CUSIP NO.  76126R109                                    Page 25 of 28 pages


                                SIGNATURES


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 11, 1996


                         DAVIDSON KEMPNER PARTNERS
                           By MHD Management Co., its
                           general partner


                         By: /S/ THOMAS L. KEMPNER, JR.
                             Thomas L. Kempner, Jr.
                             General Partner


                         DAVIDSON KEMPNER INSTITUTIONAL
                         PARTNERS, L.P.
                           By Davidson Kempner Advisers
                           Inc., its general partner


                         By: /S/ THOMAS L. KEMPNER, JR.
                             Thomas L. Kempner, Jr.
                             Secretary


                         DAVIDSON KEMPNER ENDOWMENT PARTNERS
                           By MHD Management Co., its
                           general partner


                         By: /S/ THOMAS L. KEMPNER, JR.
                             Thomas L. Kempner, Jr.
                             General Partner


                         MHD MANAGEMENT CO.


                         By: /S/ THOMAS L. KEMPNER, JR.
                             Thomas L. Kempner, Jr.
                             General Partner

                                      SCHEDULE 13D

CUSIP NO.  76126R109                                   Page 26 of 28 pages



                         DAVIDSON KEMPNER ADVISERS INC.


                         By: /S/ THOMAS L. KEMPNER, JR.
                             Thomas L. Kempner, Jr.
                             Secretary



                             /S/ MARVIN H. DAVIDSON
                             Marvin H. Davidson


                             /S/ THOMAS L. KEMPNER, JR.
                             Thomas L. Kempner, Jr.


                             /S/ STEPHEN M. DOWICZ
                             Stephen M. Dowicz


                             /S/ SCOTT E. DAVIDSON
                             Scott E. Davidson


                             /S/ MICHAEL J. LEFFELL
                             Michael J. Leffell


                         THOMAS L. KEMPNER FOUNDATION
                         INC.


                         By: /S/ THOMAS L. KEMPNER, JR.
                             Thomas L. Kempner, Jr.
                             President


                         DAVIDSON KEMPNER INTERNATIONAL LTD.


                          By: Davidson Kempner International
                              Advisors, L.L.C., its investment manager



                         By: /S/ THOMAS L. KEMPNER, JR.
                             Thomas L. Kempner, Jr.
                             A Managing Member

                                  SCHEDULE 13D

CUSIP NO.  76126R109                                  Page 27 of 28 pages


                         DAVIDSON KEMPNER INTERNATIONAL
                         ADVISORS, L.L.C.


                         By: /S/ THOMAS L. KEMPNER, JR.
                             Thomas L. Kempner, Jr.
                             A Managing Member


                         M.H. DAVIDSON & CO.

                         By: /S/ THOMAS L. KEMPNER, JR.
                             Thomas L. Kempner, Jr.
                             General Partner

                         MASTERS FUND, L.P.
                         By:  Davidson Kempner Advisers Inc.,
                              its Investment Manager

                         By:  /S/ THOMAS L. KEMPNER, JR.
                              Thomas L. Kempner, Jr.
                              Secretary

                               SCHEDULE 13D

CUSIP NO.  76126R109                                    Page 28 of 28 pages

                                APPENDIX I

                        Resurgence Properties Inc.
                           Transaction Schedule
                From January 19, 1996 to November 7, 1996



                             M.H. Davidson & Co.

 DATE             QUANTITY            PRICE/SHARE               WHERE/HOW
 11/7/96           5,200               $8.375              Open Market Purchase


                         Davidson Kempner Partners

 DATE             QUANTITY            PRICE/SHARE               WHERE/HOW
 11/7/96           178,700              $8.375             Open Market Purchase


                Davidson Kempner Institutional Partners, L.P.

 DATE             QUANTITY             PRICE/SHARE              WHERE/HOW
 11/7/96           53,000               $8.375             Open Market Purchase


                      Davidson Kempner International Ltd.

 DATE             QUANTITY             PRICE/SHARE               WHERE/HOW
 11/7/96           60,800               $8.375             Open Market Purchase


                    Davidson Kempner Endowment Partners, L.P.

 DATE             QUANTITY             PRICE/SHARE               WHERE/HOW
 11/7/96           155,000              $8.375             Open Market Purchase


                                Masters Fund, L.P.

 DATE             QUANTITY             PRICE/SHARE               WHERE/HOW
 11/7/96             1,800              $8.375             Open Market Purchase